EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Colleen B. Brown, President & CEO of Fisher Communications, Inc. (206) 404-6783
FISHER COMMUNICATIONS, INC. ANNOUNCES
PURCHASE OF SEATTLE TELEVISION STATION KWOG
SEATTLE—(BUSINESS WIRE)—June 28, 2006 — Fisher Communications, Inc. (Nasdaq:FSCI) today announced that its wholly-owned subsidiary, Fisher Broadcasting Company, has entered into an agreement to purchase the stock of African-American Broadcasting of Bellevue, Inc., licensee of television station KWOG, Bellevue, Washington, for $16 million. Fisher purchased 25% of the stock in conjunction with the execution of a Stock Purchase Agreement. The remaining 75% will be purchased following Federal Communications Commission approval of a transfer of control. During the term and prior to the completion of the acquisition, Fisher will have the opportunity to program KWOG pursuant to a Local Marketing Agreement.
Fisher intends to provide Hispanic programming on KWOG through a Univision affiliate.
“This station will provide Fisher the opportunity to obtain duopoly economics in a market in which we currently operate as well as serve our fast growing Hispanic population”, stated Colleen Brown, President and Chief Executive Officer of Fisher Communications, Inc.
In addition to FCC approval, the transfer of control is subject to customary closing conditions. Fisher anticipates that the purchase may be funded with a combination of available cash and borrowings under its $20 million revolving line of credit.
Fisher Communications, Inc. is a Seattle-based integrated media company. The Company’s nine network-affiliated television stations, and a tenth station 50% owned by Fisher Communications, are located in Washington, Oregon, and Idaho, and its 27 radio stations broadcast in Washington and Montana. The Company also owns and operates Fisher Plaza, a facility located near downtown Seattle. For more information about Fisher, visit the corporate website at www.fsci.com.
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